Exhibit 99.1

For Release at 6:00 am Central Time (7:00 am Eastern Time)

NOVAMED REPORTS 65% INCREASE IN NET INCOME FROM CONTINUING OPERATIONS

CHICAGO (May 4, 2005) - NovaMed, Inc. (Nasdaq: NOVA) today reported results for the first quarter ended March 31, 2005. First quarter continuing operations highlights were:

•	Surgical facilities net revenue increased 46% to $13,638,000
•	Total net revenue increased 30% to $18,501,000
•	Net income increased 65% to $1,232,000
•	Earnings per share increased 67% to $0.05

For the first quarter ended March 31, 2005, total net revenue was $18,501,000, up 30% from $14,225,000 in the prior year first quarter. Net revenue from surgical facilities was $13,638,000, up 46% from $9,349,000 in the prior year first quarter. This revenue increase was primarily due to a 52% increase in total surgical procedures performed in the first quarter of 2005 as compared to the same period in the prior year. On a same-facility basis, surgical facilities net revenue increased 7% over the prior year first quarter. Product sales and other revenue was $4,863,000 in the first quarter of 2005, down slightly compared to the prior year first quarter.

Operating income in the first quarter of 2005 increased 95% to $3,510,000, or 19% of net revenue, from $1,799,000, or 13% of net revenue, in the same period last year. Net income from continuing operations in the first quarter of 2005 increased 65% to $1,232,000, or $0.05 per diluted share, from $747,000, or $0.03 per diluted share, in the prior year first quarter. The first quarter results for 2004 included a pre-tax gain on the sale of minority interests of $190,000.

During the first quarter of 2005, NovaMed purchased a surgery center in Berkley, Michigan. NovaMed entered into a definitive agreement in April to purchase a surgery center in Denver, Colorado and anticipates closing this transaction later this month. In addition, during April NovaMed sold a 26% minority interest in its Columbus, Georgia surgery center to eleven doctors and a 29% minority interest in its Richmond, Virginia surgery center to two doctors.

Commenting on the first quarter results, Scott T. Macomber, Executive Vice President and Chief Financial Officer of NovaMed, said, “We are pleased with our operating results in the first quarter and our significant year-to-year growth including our solid same-facility revenue growth of 7%. Our six percentage point increase in our operating income margin contributing to a 95% increase in operating income shows the positive leverage we can realize from our revenue growth.”

“Our results so far this year show that we are successfully executing our growth strategy,” added Mr. Macomber. “We continue to pursue attractive surgery center acquisition opportunities and we expect to announce additional acquisitions this year. We also remain focused on producing same-facility growth by attracting new physicians to our surgery centers.”

NovaMed acquires, develops and operates ambulatory surgery centers in partnership with physicians. NovaMed currently has ownership interests in 26 surgery centers located in 14 states. NovaMed’s executive offices are located in Chicago, Illinois.

As previously announced, NovaMed will hold a conference call to discuss this release at 10:00 a.m. Central Time on Wednesday, May 4, 2005. Investors can listen to the call over the Internet by visiting www.earnings.com or at NovaMed’s website at www.novamed.com. For those who cannot listen to the live broadcast, a replay will be available at these sites through June 3, 2005.

NovaMed measures same-facility results using only those facilities that it has owned and operated for the entire current and prior year periods reported. This press release contains forward-looking statements that relate to possible future events. These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release. These risks and uncertainties relate to our business, our industry and our common stock and include: our ability to acquire, develop or manage a sufficient number of profitable surgical facilities, including facilities that are not exclusively dedicated to eye-related procedures; reduced prices and reimbursement rates for surgical procedures; our ability to maintain successful relationships with the physicians who use our surgical facilities; the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary; the continued acceptance of laser vision correction and other refractive surgical procedures; and demand for elective surgical procedures generally. Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2004 Form 10-K filed on March 31, 2005. Readers should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

 # # #
CONTACT

Scott T. Macomber
Executive Vice President and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com

NovaMed, Inc.
Condensed Consolidated Statement of Operations
(Dollar amounts in thousands, except per share data; unaudited)

	Three months ended
	March 31,
	2005	2004
Net revenue:
Surgical facilities	$13,638	$9,349
Product sales and other	4,863	4,876
Total net revenue	18,501	14,225

Operating expenses:
Salaries, wages and benefits	6,052	5,078
Cost of sales and medical supplies	4,478	3,518
Selling, general and administrative	3,878	3,154
Depreciation and amortization	583	676
Total operating expenses	14,991	12,426

Operating income	3,510	1,799

Interest (income) expense, net	102	(4)
Minority interest	1,532	753
Earnings of nonconsolidated affiliate	(61)	-
Gain on sale of minority interests	-	(190)
Other (income) expense, net	(117)	(6)
Income before income taxes	2,054	1,246
Income tax provision	822	499

Net income from continuing operations	1,232	747
Net income from discontinued operations	122	594

Net income	$1,354	$1,341

Earnings per common share - diluted:
Earnings from continuing operations	$0.05	$0.03
Earnings from discontinued operations	0.01	0.03
Net earnings per diluted share	$0.06	$0.06

Shares used in computing diluted earnings per share	23,763	23,249

Selected Operating Data:

ASCs operated at end of period	26	17
Procedures performed during the period	17,621	11,625
Cash flow provided by operating activities	$2,094	$505
Cash flow (used in) provided by investing activities	$(8,395)	$595
Cash flow provided by financing activities	$7,035	$211

	March 31,	December 31,
Balance Sheet Data:	2005	2004

Cash and cash equivalents	$1,255	$500
Accounts receivable, net	11,542	10,237
Working capital	6,536	5,620
Total assets	86,383	76,987
Long-term debt	12,184	5,314
Minority interest	8,696	8,516
Shareholders' equity	55,991	54,621